Exhibit 99.1

FOR IMMEDIATE RELEASE

May 2026

Cloudastructure Bolsters Leadership Team With

Appointment of Fortune 100 Security Veteran as Chief

Security and Operations Officer

With over 30 years of enterprise security leadership, including experience overseeing one of the largest corporate security programs in America at UPS for two decades, Ed Burnett further strengthens the Company’s AI-driven surveillance and remote guarding platform

PALO ALTO, CA — May, 11 2026 — Cloudastructure, Inc. (“Cloudastructure” or “the Company”) (Nasdaq: CSAI), a leader in cloud-native AI surveillance and remote guarding, today announced the appointment of former VP of U.S. Security and Global Fraud Investigations at UPS, Ed Burnett, as Chief Security and Operations Officer (CSOO). Mr. Burnett brings to Cloudastructure’s senior leadership team and directly to the front lines of AI-powered crime deterrence one of the most decorated security careers in American enterprise security.

Burnett spent more than two decades in senior leadership positions, most recently as the Vice President of U.S. Security and Global Fraud Investigations at UPS, where he set industry benchmarks in logistics security, fraud investigation, and enterprise risk management. In his most notable case, Burnett led the largest joint UPS and law enforcement investigation in company history, coordinating 17 police jurisdictions simultaneously and earning California’s Investigation of the Year Award in 2019. Before UPS, he served as a Military Police Investigator with the United States Army.

Burnett joined Cloudastructure three months ago as Executive Advisor, working directly with the leadership team before transitioning permanently into the CSOO role.

"The future of security is AI that never blinks paired with leadership that understands exactly how criminals think. When I saw what Cloudastructure had built, the deterrence rates, the real-time response, the depth of the platform, I knew this was where I wanted to be. When you combine that technology with operators who know the threat landscape, you move from surveillance to genuine deterrence, delivered with a white-glove approach that puts client partnership at the center of everything we do."

— Ed Burnett, Chief Security and Operations Officer, Cloudastructure, Inc.

"Cargo theft is costing U.S. supply chains up to $35 billion a year, and incidents are up 36% in the first quarter of 2025 alone. Ed has spent his career understanding exactly how these criminal networks operate. Pairing that expertise with Cloudastructure’s AI platform is exactly the response this industry needs."

— James McCormick, Chief Executive Officer, Cloudastructure, Inc.

As CSOO, Burnett will lead operations, remote guarding teams, and deployments, and help guide technology development to meet the evolving demands of enterprise security. He will also advance strategic relationships within Cloudastructure’s growing logistics, transportation, and enterprise markets — including the company’s Master Service Agreement with a major U.S. truck-parking operator and the company's expanding presence in distribution centers, cargo yards, and commercial properties nationwide.

The Company reported 271% year-over-year revenue growth in 2025 and was recognized with the 2025 AI Breakthrough Award for Image Processing. With Burnett’s appointment, Cloudastructure enters this next chapter with the technology, talent, and the operational leadership to help define what enterprise security looks like in the AI era.

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About Cloudastructure

Headquartered in Palo Alto, California, Cloudastructure’s patented award-winning security platform utilizes a scalable cloud-based architecture that features cloud video surveillance with proprietary, state-of-the-art AI/ML analytics, and a seamless remote guarding solution. The combination enables enterprise businesses to achieve proactive, end-to-end security, and pairs that platform with an attractive value proposition that eschews proprietary hardware and offers contract-free, month-to-month pricing and unlimited 24/7 support. With Cloudastructure, companies can achieve unparalleled situational awareness in real time and thereby stop crime as it is happening, while simultaneously achieving up to a 75% lower Total Cost of Ownership than other systems. For more information, visit https://www.cloudastructure.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking, such as statements containing estimates, projections, and other forward-looking information. Forward-looking statements are typically identified by words and phrases such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statement expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and involve risks, uncertainties, and other factors beyond our control. Therefore, we caution you against relying on any of these forward-looking statements. Factors that could cause or contribute to such differences include the risks and uncertainties discussed in the reports that the Company has filed with the SEC, such as its Annual Report on Form 10-K. Actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, including U.S. federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

Media Contact

Kathleen Hannon, Sr. Communications Director

Cloudastructure, Inc.

704.574.3732

Kathleen@cloudastructure.com

Investor Contact

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Cloudastructure@KCSA.com

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